(Exhibit 99)
                                                                    ------------

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002


         In connection with the current report of AMB Financial Corporation (the "Company") on Form 8-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Clement B. Knapp, President and Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

         (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

         (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.



Date:   January 22, 2003                  /s/ Clement B. Knapp
                                          -------------------------------------
                                          Clement B. Knapp
                                          President and Chief Executive Officer


                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350,
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

         In connection with the current report of AMB Financial Corporation (the Company) on Form 8-K for the period ending December 31, 2002 as filed with the Securities and Exchange Commission on the date hereof (the Report), I Daniel T. Poludniak, Vice President, Treasurer and Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

         (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

         (2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.


Date:  January 22, 2003                   /s/ Daniel T. Poludniak
                                          -------------------------------------
                                          Daniel T. Poludniak
                                          Vice President, Treasurer and
                                          Chief Financial Officer

Contact:  Clement B. Knapp, Jr.                            FOR IMMEDIATE RELEASE
                President
                (219) 836-5870

January 22, 2003

AMB FINANCIAL ANNOUNCES QUARTER RESULTS

Munster, Indiana - AMB Financial Corp. (NASDAQ: Small Cap Market: AMFC) (the "Company") the parent holding company for American Savings, FSB (the "Bank") announced today that earnings per share for the fourth quarter ended December 31, 2002 totaled $.31 per diluted share, compared to $.40 per diluted share reported in last year's fourth quarter. The decline in quarterly earnings per share compared to last year resulted primarily from lower rental income from the Dyer office location and higher non-interest expenses offset by increased net interest income and fee income. Net income for the current quarter totaled $235,000 compared to $319,000 reported in the year earlier period. Return on average equity and return on average assets were 8.00% and .66%, respectively, in the current quarter compared to 11.01% and .90% in last year's comparable period.

Diluted earnings per share increased by 15.3% in the current year compared to last year, totaling $1.28 versus $1.11 last year. For the year ended December 31, 2002, net income totaled $1.0 million compared to $901,000 for the comparable period last year. Net interest income improved by $958,000 year-over year, or approximately 28.9% as the net interest margin expanded to 3.18% compared to 2.59% for the prior year. Return on average equity for the year ended December 31, 2002 was 8.44% compared to 7.99% for the year ended December 31, 2001.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.06 per share for the quarter ended December 31, 2002. The dividend will be payable on February 21, 2003 to shareholders of record on February 7, 2003.

                 RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2002

Net interest income improved 14.7% from a year ago, totaling $1.1 million for the current quarter compared to $958,000 in last year's fourth quarter. The net interest margin remained relatively stable at 3.25% compared to the quarter ended September 30, 2002, and increased from last year's fourth quarter net interest margin of 2.78%. The significant margin expansion during the comparable quarters was primarily due to the Company's success in lowering its funding costs, as interest rates continue to remain at historically low levels. The Company's cost of interest-bearing liabilities was 3.32% for the quarter compared to 3.44% in the third quarter of 2002 and 4.52% for the quarter ended December 31, 2001. The lower funding costs were principally due to the downward repricing of certificate of deposit accounts and the success the Company has had in gathering and retaining low-cost core deposits. Asset yields have also declined. The yield on average interest-earning assets declined by 16 basis points to 6.51% compared to 6.67% for the quarter ended September 30, 2002 and 7.16% in last year's fourth quarter. This decline was due to lower mortgage interest rates driven by mortgage loan refinance activity over the last eighteen months. Over the past three months, the average yield on the Company's loan portfolio declined by 24 basis points to 6.94% and by 50 basis points compared to the fourth quarter of 2001.

Non-interest income increased to $332,000 in the current quarter, compared to $315,000 reported in last year's fourth quarter. The increase in non-interest income is primarily due to a $39,000 increase in service fee income related to the Company's program to purchase and manage the accounts receivable of credit-worthy merchants, increases of $24,000 in deposit related fees, primarily ATM surcharge fees, and $13,000 in loan related fees. Offsetting these increases in non-interest income was a $53,000 decline in rental income at the Dyer branch office location which was previously leased to a major tenant. The Company is currently utilizing a portion of this space to house current lending operations and is in the process of remodeling the remaining space to lease. In addition, the Company also incurred a loss of $22,000 in the current quarter compared to a loss of $39,000 in the prior year's quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods which resulted in the reduction of the Company's effective income tax rate.

Non-interest expense totaled $1.0 million in the current quarter, compared to $847,000 reported for the quarter ended December 31, 2001. The increase resulted primarily from increased staffing costs during the quarter of $118,000 due to normal compensation and bonus increases and higher pension benefit costs, increased data processing costs of $8,000 and increased occupancy costs of $11,000 related to higher personal property taxes. In addition other operating expenses increased by $48,000 from the prior years quarter as a result of comparable increases in insurance, advertising, professional fees and seminars and meeting expenses.

Income tax expense increased to $103,000 in the current quarter from $68,000 in the year ago quarter. The Company's effective tax rate was lowered during both periods due to the recognition of approximately $35,000 in low-income housing tax credits as discussed above.

Non-performing assets increased during the past three months to $1.2 million, or ..79% of total assets, compared to $992,000, or .68% of total assets at September 30, 2002. At December 31, 2001, non-performing assets totaled $1.4 million, or 1.02% of total assets. The increase in non-performing assets over the last three month period relates to two one-to-four family loans which became three months delinquent during the quarter. Included in non-performing assets at December 31, 2002 is a $475,000 non-residential participation loan that remains in the process of foreclosure. Based upon the best available information to date, management has authorized the establishment of an additional specific reserve against this loan in the amount of $149,000, bringing total reserves against this loan of $219,000. There is no assurance, however, that future losses on this loan may not occur.

The Company recorded a provision for loan losses of $61,000 during the quarter as compared to $39,000 during the prior year's quarter as a result of increased lending volumes. During the current quarter, the Bank recorded $54,000 of net loan recoveries, primarily from the medical lease loans charged off during the second quarter of 2002. In the prior year's quarter, the Company incurred $9,000 in net loan charge-offs. The Bank's general allowance for loan losses was $618,000 at December 31, 2002, which is equal to 72.6% of net non-performing loans and .53% of net loans receivable.

                  RESULTS FOR THE YEAR ENDED DECEMBER 31, 2002

Net interest income totaled $4.3 million for 2002, compared to $3.3 million reported for 2001. The net interest margin increased to 3.18% in the current year compared to 2.59% a year ago, while average interest earning assets increased as well to $134.3 million from $128.2 million last year.

Non-interest income declined by $90,000, primarily due to reduced gains on trading account activity of $109,000 and reduced rental income from the Dyer office location of $145,000. Non-interest expense increased by $375,000, due primarily to increased compensation and benefit costs. Loan loss provisions totaled $392,000 in the current year as compared to $152,000 in the year ago period. The increased provision includes $180,000 related to medical lease loans that were subsequently charged-off in the second quarter of 2002.

                            BALANCE SHEET AND CAPITAL

Total assets of the Company increased by $3.1 million to $149.7 million at December 31, 2002 from $146.6 million reported at September 30, 2002. Total assets at December 31, 2001 stood at $141.6 million. The increase in assets during the three month period was attributable to an increase in cash and interest bearing deposits of $2.2 million. Loan activity remained strong during the quarter, with loan originations and purchases totaling $15.2 million. The balance of loans receivable at December 31, 2002 stood at $116.3 million, compared to $115.0 million at September 30, 2002, an increase of $1.3 million. Deposit balances increased by $3.8 million in the quarter, totaling $109.3 million at December 31, 2002. Total borrowings were paid down by $50,000 during the quarter and totaled $21.2 million at December 31, 2002.

The increase in assets during the year ended December 31, 2002 was attributable to an increase in cash and interest bearing deposits of $3.4 million, an increase in investment securities of $2.3 million and an increase in loans receivable of $1.8 million. This increase was funded by a $7.1 million increase in deposit accounts and the current year issuance of $5.0 million of Trust Preferred Securities, offset by a $3.8 million decline in borrowed money.

As of December 31, 2002, stockholders' equity in AMB Financial Corp. totaled $11.8 million. During the most recent three month period, the Company had repurchased 14,000 shares of stock at an average price of $13.45. The number of common shares outstanding at December 31, 2002 was 789,663 and the book value per common share outstanding was $15.00. This book value represents a $.38 increase from the $14.62 book value reported at September 30, 2002 and a $1.39 increase from the $13.61 book value reported at December 31, 2001. The Bank's tangible, core and risk-based capital percentages of 7.58%, 7.58% and 13.53%, respectively, at December 31, 2002 exceeded all regulatory requirements by a significant margin.

This new release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services,
(iii) changes in national and local economic and market conditions, including prevailing real estate values,(iv) higher than anticipated operating expenses.
(v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, and (vii) legislation or regulations adversely affecting the Bank or the Company.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community-oriented institution offering a variety of traditional deposit and loan products. It operates three full service offices located in Dyer, Hammond, and Munster, Indiana.

(Two pages of selected financial information are included with this release).

                               AMB Financial Corp.
                        Selected Financial Condition Data
                                 (In Thousands)

                                                           Dec. 31         Sept. 30        Dec. 31
                                                             2002            2002            2001
                                                         (Unaudited)     (Unaudited)
Total assets                                               $149,672        $146,563        $141,648
Loans receivable, net                                       116,317         115,006         114,513
Mortgage-backed securities                                    2,643           2,641           3,023
Investment securities and interest bearing deposits          16,458          14,764          12,101
Deposits                                                    109,331         105,563         102,210
Borrowed money                                               21,224          21,281          25,042
Guaranteed preferred beneficial interest in AMB
Financial's junior subordinated debentures                    5,000           5,000            --
Stockholders' equity                                         11,846          11,752          11,717


                            Selected Operations Data
                                 (In Thousands)
                                   (Unaudited)

                                                   Three Months Ended         TwelveMonths Ended
                                                       December 31                 December 31
                                                  --------------------        -------------------
                                                   2002          2001          2002          2001
                                                  ------        ------        ------        ------
Total interest income                             $2,207        $2,390        $8,967        $9,609
Total interest expense                             1,108         1,432         4,693         6,293
                                                  ------        ------        ------        ------
 Net interest income                               1,099           958         4,274         3,316
Provision for loan losses                             61            39           392           152
                                                  ------        ------        ------        ------
 Net interest income after provision for
 loan losses                                       1,038           919         3,882         3,164
                                                  ------        ------        ------        ------
Non-interest income:
 Gain (loss) on trading securities                    26            30            58           167
 Rental Income                                        15            68           145           290
 Deposit related fees                                136           112           489           435
 Loan fees and service charges                        62            49           185           151
 Commission Income                                     9             8            41            66
 Other operating income                               84            48           297           196
                                                  ------        ------        ------        ------
 Total non-interest income:                          332           315         1,215         1,305
                                                  ------        ------        ------        ------
Non-interest expense:
 Staffing cost                                       487           369         1,799         1,554
 Occupancy and equipment costs                       124           113           441           465
 Data processing                                     119           111           485           447
 Professional fees                                    72            62           231           210
 Other                                               230           192           764           669
                                                  ------        ------        ------        ------
  Total non-interest expense                       1,032           847         3,720         3,345
                                                  ------        ------        ------        ------
Net income before income taxes                       338           387         1,377         1,124
                                                  ------        ------        ------        ------
Provision for federal & state income taxes           103            68           376           223
                                                  ------        ------        ------        ------
Net income                                           235           319         1,001           901
                                                  ======        ======        ======        ======

Earnings per share
  Basic                                           $ 0.31        $ 0.40        $ 1.28        $ 1.11
  Diluted                                         $ 0.29        $ 0.39        $ 1.21        $ 1.09

                               AMB Financial Corp.
                    Selected Financial Ratios and Other Data
                                   (Unaudited)


                                                                     Three Months Ended                  Twelve Months Ended
                                                                         December 31                         December 31
                                                                   2002              2001              2002              2001
Performance Ratios (annualized):
--------------------------------
Return on average assets                                            0.66 %            0.90 %            0.70 %            0.65 %
Return on average equity                                            8.00             11.01              8.44              7.99
Interest rate spread information:
 Average during period                                              3.19              2.65              3.10              2.47
 End of period                                                      3.08              2.65              3.08              2.65
Net interest margin                                                 3.25              2.78              3.18              2.59
Efficiency ratio                                                   72.12             66.50             67.77             72.65
Ratio of operating expense to average total assets                  2.88              2.39              2.61              2.40
Ratio of average interest earning assets to average
interest-bearing liabilities:                                       1.02x             1.02x             1.02x             1.02x
Weighted average common shares outstanding:
  Basic                                                          752,054           808,690           783,166           807,899
  Duluted                                                        807,775           823,153           824,450           825,218


                                                                    At                At
                                                                 Dec. 31           Dec. 31
                                                                   2002              2001
                                                                (Unaudited)
Quality Ratios:
---------------
Non-performing assets to total assets at end of
period                                                              0.64 %            0.97 %
Allowance for loan losses to non-performing
loans                                                              72.61             58.74
Allowance for loan losses to loans receivable, net                  0.53              0.61

Capital Ratios:
---------------
Equity to total assets at end of period                             7.91              8.27
Average equity to average assets                                    8.33              8.07

Other Data:
-----------
Number of full service offices                                         3                 3


                                        4